Exhibit 99.1

For Immediate Release	CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(216) 265-6656

SHILOH INDUSTRIES REPORTS 2004 SECOND

QUARTER AND FIRST-SIX MONTHS RESULTS

CLEVELAND, OH, May 25, 2004 – Shiloh Industries, Inc. (Nasdaq:SHLO) today reported results for the second quarter and first half of fiscal 2004.

For the second quarter ended April 30, 2004, the Company reported sales of $179.8 million compared to sales of $160.3 million in the second quarter of fiscal 2003, an increase of 12.1%. Net income for the second quarter of fiscal 2004 was $8.4 million, or $0.53 per share, compared to net income of $1.8 million, or $0.12 per share, for the second quarter of fiscal 2003. The second quarter earnings of fiscal 2004 established a new record for the Company since going public in 1993, exceeding $0.45 per share reported in the second quarter of fiscal 1998. For the first half of fiscal 2004, sales were $320.7 million compared to $296.9 million in the first half of fiscal 2003. Net income for the first half of fiscal 2004 was $9.5 million, or $0.60 per share. In the first half of fiscal 2003, the Company reported a net loss of $(0.6) million, or $(0.04) per share, after including an after tax goodwill impairment charge of $(2.0) million, or $(0.13) per share, associated with an accounting change.

Sales in the second quarter of fiscal 2004 continued the trend of strong vehicle build levels of the models for which the Company supplies products. In addition, sales of parts for models introduced at the start of fiscal 2004 continued to enhance the Company’s revenues. These models include the Dodge Durango, the Chevrolet Malibu and the Nissan Titan and Pathfinder. Also, the continued

strong build schedules for several other sport utility vehicles as well as the improving heavy truck market combined to produce the second quarter’s sales performance. For the first half of fiscal 2004, sales increased $23.8 million, or 8.0%, compared to the first half of fiscal 2003.

Operating income for the second quarter of fiscal 2004 was $16.3 million compared to $6.0 million for the second quarter of fiscal 2003. The Company’s operations continued to improve productivity and reduce costs through their focus on process characterization and process optimization. Manufacturing expenses increased slightly on the increased activity level while selling, general and administrative expenses declined year over year. Operating income for the first half of fiscal 2004 was $20.8 million, a $12.5 million improvement over the $8.3 million of operating income for the same period in fiscal 2003.

In commenting on the quarter and year to date results, President and CEO, Theodore K. Zampetis said, “ Shiloh’s second quarter performance has set a new quarterly earnings record and it is an indication of the Company’s capability to leverage the increased workdays in this quarter efficiently. The increased production volumes and lower operating costs and interest expense had a positive effect on the performance of the Company. Our manufacturing plants have continuously improved quality and productivity and they are improving their competitive ability. The benefits of these actions have resulted in 9 out of our 11 plants having been already certified to the new ISO/TS 16949 worldwide quality systems standard, and we expect the remaining two plants to be certified in the near future. Looking ahead, we are carefully preparing for the third quarter which includes production shutdowns for model changeovers and vacations at our customers’ assembly plants.”

Headquartered in Cleveland, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 16 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 2,300.

A conference call to discuss fiscal 2004 second quarter results will be held on Tuesday, May 25, 2004 at 11:00 a.m. (ET). To listen to the conference call, dial (800) 374-0915 approximately 5 minutes prior to the start time and request the Shiloh Industries second quarter conference call. A replay of the conference call will be available from 2:00 p.m. (ET), Tuesday, May 25, 2004, through 5:00 p.m. (ET) Monday, May 31, 2004. To access the replay, call (800) 642-1687 and enter conference code 7533739.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company’s operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in the Company’s expectations of future operating results are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company’s ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company’s facilities and that of the Company’s customers; the Company’s dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company’s customers or vendors; increases in the price of, or limitations on the availability of steel, the Company’s primary raw material, or decreases in the price of scrap steel; the occurrence of any event or condition that may be deemed a material adverse effect under the Company’s Credit Agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in Shiloh’s public filings with the Securities and Exchange Commission. Shiloh does not intend or undertake any obligation to update any forward-looking statements.

(Financial Statements Follow)

SHILOH INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share data)

	Three months ended April 30,		Six months ended April 30,
	2004	2003	2004	2003
Revenues	$179,805	$160,338	$320,699	$296,910
Cost of sales	153,781	144,015	281,449	268,727

Gross profit	26,024	16,323	39,250	28,183
Selling, general and administrative expenses	9,728	10,348	18,444	19,926

Operating income	16,296	5,975	20,806	8,257
Interest expense	2,183	3,098	4,923	6,578
Interest income	7	64	9	72
Other (expense) income, net	(191)	417	(108)	626

Income before income taxes and cumulative effect of accounting change	13,929	3,358	15,784	2,377
Provision for income taxes	5,572	1,519	6,314	999

Income before cumulative effect of accounting change	8,357	1,839	9,470	1,378
Cumulative effect of accounting change, net of income tax benefit of $1,058	—	—	—	(1,963)

Net income (loss)	$8,357	$1,839	$9,470	$(585)

Earnings (loss) per share:

Basic earnings per share before cumulative effect of accounting change	$.53	$.12	$.60	$.09
Cumulative effect of accounting change per share	—	—	—	(.13)

Basic earnings (loss) per share	$.53	$.12	$.60	$(.04)

Basic weighted average number of common shares	15,616	15,202	15,540	14,999

Diluted earnings per share before cumulative effect of accounting change	$.51	$.12	$.58	$.09
Cumulative effect of accounting change per share	—	—	—	(.13)

Diluted earnings (loss) per share	$.51	$.12	$.58	$(.04)

Diluted weighted average number of common shares	16,177	15,288	16,078	15,075